Exhibit 10.1
Dear Michael:
This letter confirms that you have elected to resign from employment with CS Disco, Inc. (the “Company”) and have agreed to provide certain transition services to the Company through December 31, 2025, and thereafter to provide advisory services to the Company as set forth in this transition agreement (the “Agreement”) with the Company.
1.Separation. Your employment with the Company will continue through and end on December 31, 2025, unless your employment terminates sooner pursuant to Paragraph 2.c below. Your last day of employment, whenever it occurs, will be the “Separation Date” for purposes of this Agreement. The terms of your employment going forward will be governed entirely by the terms of this Agreement, which shall supersede and replace in entirety the terms of your Amended and Restated Employment Agreement that became effective upon the effectiveness of the registration statement for the Company’s initial public offering of common stock (the “Employment Agreement”), other than the defined terms or sections of the Employment Agreement that are expressly incorporated by reference herein.
2.Employment Terms.
a. Duties. Between now and the Separation Date (the “Employment Period”), you will remain in your role as our Executive Vice President, Chief Financial Officer until a replacement Chief Financial Officer and Principal Accounting Officer is appointed by the Company’s Board of Directors (the “Board”). In the event that the Board appoints your replacement during the Employment Period, your role will become that of an employee advisor to the Company’s executive team. During the Employment Period you will continue to have regular access to the Company’s corporate networks, systems and facilities but your focus will be on transitioning your responsibilities and performing other regular duties as reasonably requested by the Chief Executive Officer, Eric Friedrichsen. Such duties shall include (i) transitional advice and support to the Chief Executive Officer or replacement Chief Financial Officer, and (ii) other general financial support to transition your responsibilities as Chief Financial Officer. You will perform your Employment Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company including, without limitation, your obligations under your Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A. Without limiting the generality of the foregoing and notwithstanding anything to the contrary in the Employment Agreement, the terms and conditions of employment set forth herein (including the Company’s determination to appoint a replacement Chief Financial Officer and Principal Accounting Officer) shall not constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement.

b. Compensation/Benefits. During the Employment Period, (i) your base salary will remain at $410,000 per year, (ii) you will continue to be eligible for the Company’s standard employee benefit plans and programs, on the terms and subject to the conditions applicable to such plans and programs, (iii) your outstanding equity awards (“Equity”) will continue to vest on the terms and subject to the conditions set forth in the governing plan documents and applicable grant notice and award agreement, and (iv) notwithstanding that you will not be employed by the Company on the payment date of such annual bonus, you will be entitled to earn your annual bonus for 2025 in accordance with the Company’s regular bonus determination and award procedures for the other senior level executives of the Company.

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c. Termination. Nothing in this Agreement alters your employment at-will status. Accordingly, during the Employment Period you are entitled to voluntarily terminate your employment for any reason and the Company may terminate your employment with or without Cause (as defined in the Employment Agreement). If you voluntarily terminate your employment during the Employment Period for any reason, or if the Company terminates your employment with Cause, you will be paid only the amounts set forth in Section 3. If the Company terminates your employment without Cause prior to December 31, 2025, you will be paid continuing compensation and benefits throughout the remainder of calendar year 2025 as though you remained employed through December 31, 2025, as specified in Section 2(b) above.

3.Accrued Salary and Paid Time Off. On or before the first regularly scheduled payroll date following Separation Date, the Company will pay you all accrued salary earned through the last day of your employment, subject to standard payroll deductions and withholdings. Because the Company has a nonaccrual PTO/vacation policy, you will not be paid for any accrued PTO/vacation in connection with your separation.
4.Advisory Period. If you (i) remain an employee through December 31, 2025 or are terminated by the Company without Cause prior to such date, (ii) comply fully with all of your legal and contractual obligations to the Company, (iii) execute and return to the Company the release of claims attached hereto as Exhibit B (the “Separation Date Release”) on the Separation Date and (iv) allow the Separation Date Release to become effective, then the Company will provide you with the opportunity to provide certain advisory services to the Company starting on the Separation Date through February 17, 2026 (such period, the “Advisory Period”). The terms of the advisory services are set forth in more detail in Exhibit C.
5.Equity. You shall continue to be eligible to vest in all your outstanding unvested Equity as set forth on Exhibit D (the “Unvested Equity”) through the end of the Advisory Period; if your employment or advisory service is terminated by the Company without Cause prior to the end of the Advisory Period, your Unvested Equity will remain outstanding and eligible to vest through the Advisory Period. Vesting of your Unvested Equity will otherwise remain subject to the terms of the award agreements and applicable plan documents.
In addition, you will vest as to 1/4th of the “Total Vestable Shares” (the “Initial Tranche”) determined by the Compensation Committee of the Board in accordance with the grant notice and award agreement applicable to the performance-vesting restricted stock unit award (the “2025 PSU”) granted to you in February 2025, with such vesting date to occur on the date set forth in such grant notice and award agreement regardless of whether you continue to provide employment or advisory services to the Company as of such date; the 2025 PSU will remain outstanding to give effect to the vesting of the Initial Tranche as necessary. You agree that you will not be entitled to any further vesting of the 2025 PSU following the vesting of the Initial Tranche.

You acknowledge and agree that any tax withholding obligations that arise in connection with the vesting of the Unvested Equity pursuant to the terms of this Agreement (including the PSU) will be satisfied through the Company’s automatic “sell-to-cover” program.

6.Change in Control Severance Benefits. If a Change in Control (as defined in the Employment Agreement) occurs during the Employment Period or in the three months following December 31, 2025, subject to your compliance with the Employment Agreement conditions and in lieu of (and not in addition to) the benefits set forth herein, you will receive the severance set forth in Section 6.3 of the Employment Agreement on the basis of a termination without Cause.

7.No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement and its exhibits, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
8.Release of Claims. In exchange for the consideration provided by this Agreement, you hereby generally and completely release Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to or at the time that you sign this Agreement, including but not limited to claims arising from or in any way related to your employment with Company or the termination of that employment (collectively, the “Released Claims”). By way of example, the Released claims include, but are not limited to: (1) all claims related to your compensation or benefits from Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and Texas state law.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) claims arising after the date on which you sign this Agreement; (2) rights you may have as a Company shareholder; (3) claims for or rights to indemnification pursuant to your Employment Agreement, the Company’s articles of incorporation and bylaws, any fully executed indemnification agreement with Company, insurance policy(ies) or applicable law; and (4) claims which cannot be waived as a matter of law.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have been advised that you have the right to consult with an attorney prior to executing this Agreement (although you may choose voluntarily not to do so); (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven days following my execution of this Release to revoke your acceptance of it (with such revocation to be delivered in writing to Karen Herckis (herckis@csdisco.com) within the seven day revocation period); and (e) this Agreement will not be effective until the date upon which the revocation period has expired without revocation, which will be the eighth day after you sign it (“Effective Date”).

9.Expense Reimbursements. Within 30 days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
10.Return of Company Property. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You will make a diligent search to locate any such documents, property and information by the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you will provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your ability to perform the advisory services.
11.Non-disparagement. You will not disparage the Company, and the Company’s officers, directors, employees, stockholders and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information if required by legal process or in connection with a government investigation. The Company agrees to instruct is officers and directors not to disparage you in any manner likely to be harmful to you or your personal reputation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation, nor prevent you from disclosing information about unlawful acts in the workplace, including, but not limited to, sexual harassment.
12.No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
13.Cooperation and Assistance. You will voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony; provided that, following the termination of your employment, the Company shall minimize the disruption to your other activities and any such cooperation will occur at such times and places as mutually agreed by you and the Company. The Company shall pay or reimburse you for all pre-approved reasonable out-of-pocket costs, including, without limitation, travel and lodging expenses incurred by you in connection with this Section.
14.Protected Rights. Nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

15.Section 409A. All payments and benefits provided under this Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, such payments and benefits are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. To the extent any payment or benefit under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment or benefit shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment.
To the extent any expense reimbursement or the provision of any in-kind benefit under the this Agreement is determined to be subject to (and not exempt from) Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean a Separation from Service.

Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

16.Miscellaneous. This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any dispute relating to this Agreement, the Employee Confidential Information and Inventions Assignment Agreement, your services during the Employment Period and Advisory Period, or the termination of either shall be subject to the arbitration provisions of Section 10.7 of the Employment Agreement. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Texas. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below and send me the fully signed Agreement.
Sincerely,
CS Disco, Inc.

By:	/s/ Eric Friedrichsen
Eric Friedrichsen
Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement:

/s/ Michael S. Lafair
Michael S. Lafair

August 4, 2025
Date

Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION
AND INVENTIONS ASSIGNMENT AGREEMENT
A-1

Exhibit B
RELEASE

B-1

Exhibit C

ADVISORY SERVICES

C-1

Exhibit D

Unvested Equity

D-1